Contact:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CFNB ANNOUNCES 34% INCREASE IN FIRST QUARTER EARNINGS

BOARD DECLARES 2014 ANNUAL DIVIDEND OF $0.42 PER SHARE PAYABLE DECEMBER 16, 2014

IRVINE, CALIFORNIA, October 22, 2014 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp” or the “Company”) today announced net earnings of $2.5 million for the first quarter ended September 30, 2014, up 34% from $1.8 million earned during the first quarter of fiscal 2014.  Diluted earnings per share for the first quarter of fiscal 2015 of $0.24 were also up 34% from $0.18 per share reported for the same period of the prior year.

The increase in net earnings for the first quarter of fiscal 2015 is largely due to an 80% increase in non- interest income but also reflects the first quarterly increase in total interest income in three years.

Total finance, loan and interest income for the first quarter ending September 30, 2014 increased 5% to $5.3 million from $5.0 million for the first quarter of fiscal 2014. This increase includes a $470,300, or 61%, increase in commercial loan income offset by $114,700 decrease in investment income and $110,800 decrease in finance income. The growth in commercial loan income reflected a 93% increase in average loan balances to $137.7 million from $71.4 million, which was offset in part by a 71 basis point decline in average loan yield. The decrease in finance income was due to a 6% decrease in average lease balances to $316.7 million that offset a 13 basis point improvement in the average yield. The average yield on all leases and loans in the Company’s portfolio declined by 15 basis points during the first quarter of 2015 to 4.35% on an average portfolio that increased 12% to $454.3 million. For the first quarter of fiscal 2015, the average yield on cash and investments of 1.36% was up 3 basis points from the first quarter of fiscal 2014 as average cash balances declined by 38% to $51.0 million and investments declined 10% to $40 million. Interest expense paid increased 8% to $858,000, reflecting a 9.4% increase in the average balance of deposits and borrowings to $376.7 million and 1 basis point decrease in average rate paid to 0.91%. The Company made a $275,000 provision for credit losses during the first quarter of fiscal 2015, which compared to no provision made during the quarter ending September 30, 2013. The first quarter 2015 provision related to the growth in the credit portfolio since June 30, 2014 and did not reflect any deterioration in the credit profile of the portfolios. As a result of the foregoing, net finance, loan and interest income after provision for credit losses decreased by $95,900, or 2%, to $4.1 million.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending		Quarter Ending
	September 30, 2014		September 30, 2013
(dollars in thousands)	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$51,003	0.20%	$82,855	0.16%
Investment securities	40,377	2.83%	45,052	3.49%
Commercial loans	137,676	3.61%	71,419	4.32%
Net investment in leases	316,662	4.68%	335,399	4.55%
Total interest-earning assets	$545,718	3.85%	$534,725	3.75%
Interest-bearing liabilities
Deposits	$369,871	0.92%	$344,372	0.92%
Borrowings	6,858	0.27%	-	0.00%
Total interest-bearing liabilities	$376,729	0.91%	$344,372	0.92%
Net interest spread (1)		2.94%		2.83%
Net interest margin (2)		3.22%		3.16%

1)     Net interest spread is equal to the difference between average yield on interest earning assets and average rate paid on interest-bearing liabilities.

2)     Net interest margin represents net finance income as a percent of average interest earnings assets.

Non-interest income for the first quarter of fiscal 2015 increased by 80% to $2.5 million from $1.4 million in the first quarter of the prior year, primarily due to a $1.5 million increase in income realized on the sale of leased property.  The gain from the sale of property on one large transaction reaching the end of term during the quarter accounted for 81% of non-interest income for the period.

For the first quarter of fiscal 2015, CalFirst Bancorp’s non-interest expenses were unchanged at $2.7 million, but included a 10% increase in salaries and benefits that was offset by lower general and occupancy expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, “The net investment in leases and loans of $485.4 million at September 30, 2014 was up 20% from $404.1 million at September 30, 2013, and 6.5% from $455.8 million at June 30, 2014, producing an increase in total interest income despite a slight decline in average yields. For the first quarter of fiscal 2015, lease bookings of $65.6 million were 62% greater than the first quarter of fiscal 2014, while commercial loans booked of $25.4 million compared to no loans booked during the first quarter of fiscal 2014. As a result, total first quarter loan and lease bookings of $91 million were up by 124% from $40.6 million the year before. New lease and loan originations during the first quarter of fiscal 2015 were 9% lower than the first quarter of fiscal 2014, but the backlog of approved lease and loan commitments of $140.7 million is up 36% from $104 million a year ago. Commitments include $30 million of unfunded loan commitments compared to $24.5 million the year before.

“At a meeting Tuesday, October 21, 2014, the Board of Directors of CFNB approved the payment of an annual dividend in the amount of $0.42 per share to be paid on December 16, 2014 to shareholders of record on December 1, 2014. The Board will continue to review its dividend policy on an ongoing basis, and the decision to pay dividends in future periods will depend on a variety of factors including the business, economic and tax environment.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding backlog of lease and loan commitments and growth in finance income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2014 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three months ended
	September 30,		Percent
	2014	2013	Change

Finance and loan income	$4,946	$4,586	7.8%
Investment interest income	311	426	(27.0)%
Total finance, loan and interest income	5,257	5,012	4.9%

Interest expense on deposits and borrowings	858	792	8.3%

Net finance, loan and interest income	4,399	4,220	4.2%
Provision for credit losses	275	-	-
Net finance, loan and interest income
after provision for credit losses	4,124	4,220	(2.3)%

Non-interest income
Operating and sales-type lease income	134	499	(73.1)%
Gain on sale of leases and leased property	2,360	781	202.2%
Other than temporary impairment loss	(91)	-	-
Other fee income	144	132	9.1%
Total non-interest income	2,547	1,412	80.4%

Non-interest expenses
Compensation and employee benefits	1,926	1,747	10.2%
Occupancy	158	205	(22.9)%
Professional services	148	156	-5.1%
Other	440	551	(20.1)%
Total non-interest expenses	2,672	2,659	0.5%

Earnings before income taxes	3,999	2,973	34.5%

Income taxes	1,540	1,142	34.9%

Net earnings	$2,459	$1,831	34.3%

Basic earnings per common share	$0.24	$0.18	34.2%
Diluted earnings per common share	$0.24	$0.18	34.2%

Weighted average common shares outstanding	10,460	10,447
Diluted number of common shares outstanding	10,460	10,451

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	September 30,	June 30,	Percent
	2014	2014	Change
ASSETS
Cash and short term investments	$46,845	$40,122	16.8%
Investment securities	47,841	29,316	63.2%
Net receivables	1,161	680	70.7%
Property for transactions in process	25,373	40,567	(37.5)%
Net investment in leases	330,187	326,619	1.1%
Commercial loans	155,184	129,186	20.1%
Income tax receivable	1,188	1,658	(28.3)%
Other assets	2,277	2,762	(17.6)%
Discounted lease rentals assigned to lenders	7,764	8,640	-10.1%
	$617,820	$579,550	6.6%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$13,710	$4,655	194.5%
Income taxes payable, including deferred taxes	16,276	15,284	6.5%
Deposits and borrowings	383,614	362,668	5.8%
Other liabilities	10,395	4,558	128.1%
Non-recourse debt	7,764	8,640	(10.1)%
Total liabilities	431,759	395,805	9.1%
Stockholders' Equity	186,061	183,745	1.3%
	$617,820	$579,550	6.6%